Exhibit 99.1
May 23, 2023
Ferguson Share Repurchase Program - Weekly Report

WOKINGHAM, England

Ferguson plc (NYSE: FERG, LSE: FERG) (the “Company”) announces today that it purchased a total of 77,831 of its ordinary shares in the period from May 15, 2023 up to and including May 19, 2023 in connection with its $2.5 billion share repurchase program.

Aggregated information about the purchases carried out during this period

Trading day	Aggregate daily volume (in number of shares)	Daily weighted average purchase price of the shares	Trading venue
May 15, 2023	8,911	116.986686	XLON
May 16, 2023	20,000	116.900774	XLON
May 17, 2023	28,920	116.395398	XLON
May 18, 2023	-	-	XLON
May 19, 2023	20,000	118.650000	XLON

The Company intends to hold these shares in treasury. Following the purchase of these shares (including those purchased but not yet settled), the number of shares held by the Company in treasury will be 27,400,595.
Following the purchase of these shares, the remaining number of ordinary shares in issue will be 204,770,587. The figure of 204,770,587 may be used by shareholders (and others with notification obligations) as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change to their interest in, the Company under the Disclosure Guidance and Transparency Rules.
In accordance with Article 5(1)(b) of Regulation (EU) No 596/2014 (the Market Abuse Regulation), as it forms part of UK law by virtue of the European Union (Withdrawal) Act 2018, and the Commission Delegated Regulation (EU) 2016/1052, detailed information about the individual purchases can be found at Ferguson - Investors - Shareholder Center - Share Buy-Back Details - 2023 Share Buy-Back.
For further information please contact:
Brian Lantz, Vice President IR and Communications              +1 224 285 2410
Pete Kennedy, Director of Investor Relations                      +1 757 603 0111

May 30, 2023
Ferguson Share Repurchase Program - Weekly Report

WOKINGHAM, England

Ferguson plc (NYSE: FERG, LSE: FERG) (the “Company”) announces today that it purchased a total of 105,977 of its ordinary shares in the period from May 22, 2023 up to and including May 26, 2023 in connection with its $2.5 billion share repurchase program.

Aggregated information about the purchases carried out during this period

Trading day	Aggregate daily volume (in number of shares)	Daily weighted average purchase price of the shares	Trading venue
May 22, 2023	6,849	119.677519	XLON
May 23, 2023	25,000	118.720924	XLON
May 24, 2023	60,000	115.528990	XLON
May 25, 2023	1,143	116.968479	XLON
May 26, 2023	12,985	117.956692	XLON

The Company intends to hold these shares in treasury. Following the purchase of these shares (including those purchased but not yet settled), the number of shares held by the Company in treasury will be 27,355,298.
Following the purchase of these shares, the remaining number of ordinary shares in issue will be 204,815,884. The figure of 204,815,884 may be used by shareholders (and others with notification obligations) as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change to their interest in, the Company under the Disclosure Guidance and Transparency Rules.
In accordance with Article 5(1)(b) of Regulation (EU) No 596/2014 (the Market Abuse Regulation), as it forms part of UK law by virtue of the European Union (Withdrawal) Act 2018, and the Commission Delegated Regulation (EU) 2016/1052, detailed information about the individual purchases can be found at Ferguson - Investors - Shareholder Center - Share Buy-Back Details - 2023 Share Buy-Back.
For further information please contact:
Brian Lantz, Vice President IR and Communications              +1 224 285 2410
Pete Kennedy, Director of Investor Relations                      +1 757 603 0111